Exhibit 99.1

LEXICON PHARMACEUTICALS REPORTS SECOND QUARTER 2026
FINANCIAL RESULTS AND PROVIDES CLINICAL UPDATES

Enrollment complete in Phase 3 SONATA-HCM study; top-line data expected Q1 2027

NDA resubmission activities for ZYNQUISTA® in type 1 diabetes nearing completion

Phase 1 clinical development of LX9851 ongoing by Novo Nordisk

Conference call and webcast at 8:30 am ET

The Woodlands, Texas, August 6, 2026 – Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), today reported financial results for the three months ended June 30, 2026, and provided an update on key corporate milestones and accomplishments.

“Lexicon continued to make strong progress during the second quarter, with the refinement of our strategy and sharpening of our focus beginning to bear fruit across our business,” said Mike Exton, Ph.D., Lexicon’s chief executive officer and director. “Among all the accomplishments, I’m particularly pleased that we have completed enrollment of our SONATA-HCM study on time, reflecting strong clinical interest for a novel class of medicine to treat HCM. Overall, I could not be more confident in how these opportunities are poised to shape the company over the coming months.”

“We remain very focused on disciplined, targeted capital allocation as we continue to advance our clinical programs,” said Scott Coiante, Lexicon’s chief financial officer. “With early commercial planning now underway for our late-state pipeline, we are committed to maximizing the value of these opportunities to create long-term shareholder value.”

Second Quarter 2026 Business and Pipeline Highlights

Cardiometabolic

Sotagliflozin
Sotagliflozin is a unique oral inhibitor of sodium-glucose cotransporter types 1 and 2 (SGLT1 and SGLT2) and has been studied in approximately 20,000 patients across multiple cardiometabolic indications. Sotagliflozin is commercially available in the U.S. for heart failure as INPEFA®.

Hypertrophic Cardiomyopathy (HCM)
•Enrollment has been completed in SONATA-HCM, a pivotal Phase 3 placebo-controlled study, substantially exceeding its enrollment target of 500 patients across both non-obstructive (nHCM) or obstructive HCM (oHCM).
•The primary efficacy endpoint will assess improvement in symptoms for the entire population (nHCM and oHCM). The final study population included a substantial majority of patients with nHCM, providing a robust opportunity to evaluate sotagliflozin in a patient group for whom effective treatment options remain limited, as well as a meaningful cohort of patients with oHCM.
•Lexicon continues to expect topline results in the first quarter of 2027.

Type 1 Diabetes (T1D) (ZYNQUISTA®)
•Lexicon remains focused on bringing ZYNQUISTA to market for glycemic control in adults with T1D, a patient population for which there are no treatment options beyond insulin.
•STENO1, a third-party funded, investigator-initiated study of sotagliflozin being conducted by the STENO Diabetes Center (Denmark) is approaching the patient exposure and safety data requirements previously identified by the U.S. Food and Drug Administration (FDA) as being adequate to support a resubmission of the company's New Drug Application (NDA), which Lexicon anticipates will occur in the fourth quarter of 2026 based on current estimated timing of data collection.
•The safety data received to date from this open-label trial continue to support the resubmission.

Viatris License for All Indications Ex-U.S. and Ex-Europe
•Lexicon continues to support licensee Viatris in its regulatory filing and commercial strategy for sotagliflozin outside of the U.S. and Europe.
•Viatris has obtained regulatory approval for heart failure in the United Arab Emirates and Bahrain and has submitted applications for regulatory approval for heart failure in several other markets, including Saudi Arabia, Canada, Australia, New Zealand, Mexico, Singapore, Oman, Thailand, Turkey, Malaysia, Philippines, and Kuwait. Viatris anticipates regulatory decisions in Australia and Canada and regulatory submissions in other markets in 2026.

LX9851
LX9851 is a first-in-class, non-incretin, oral, small molecule inhibitor of acyl-CoA synthetase 5 (ACSL5) in development by licensee Novo Nordisk for obesity and associated metabolic disorders.

Obesity and Associated Cardiometabolic Disorders
•In March 2026, Novo Nordisk initiated a Phase 1 study investigating single and multiple ascending doses of LX9851 compared to placebo in overweight or obese people. The Phase 1 program is expected to be completed in the first quarter of 2027.
•Under the terms of Lexicon’s exclusive license agreement with Novo Nordisk, Lexicon received an upfront payment of $45 million and two $10 million payments related to clinical development. Lexicon is eligible to receive a third $10 million milestone payment as early as later this year and up to an aggregate of $1 billion in upfront and development, regulatory and sales milestone payments. Lexicon is also eligible for tiered royalties on net sales of LX9851.

Pilavapadin (LX9211)
Discovered using Lexicon’s unique approach to gene science and target identification, pilavapadin is a potent, once-daily, orally delivered, selective, investigational small molecule inhibitor of AAK1. Lexicon identified AAK1 in its target discovery efforts as a promising approach for the treatment of neuropathic pain and is exploring its potential in other indications.

Diabetic Peripheral Neuropathic Pain (DPNP)
•Pilavapadin has the potential to be the first oral, non-opioid drug therapy approved in neuropathic pain in more than 20 years.
•Lexicon continues to explore strategic opportunities to maximize the global potential of this investigative therapy.

Second Quarter 2026 Financial Highlights

Revenues: Total revenues were $0.7 million for the second quarter of 2026, consisting of net sales of INPEFA.

Total revenues for the second quarter of 2025 were $28.9 million, consisting of $27.6 million in licensing revenue recognized from the Novo Nordisk licensing agreement and $1.3 million from net sales of INPEFA.

Research and Development (R&D) Expenses: Research and development expenses for the second quarter of 2026 increased to $17.4 million from $15.7 million for the corresponding period in 2025, reflecting higher external research expense in 2026 related to the Company’s ongoing SONATA-HCM Phase 3 clinical trial.

Selling, General and Administrative (SG&A) Expenses: Selling, general and administrative expenses for the second quarter of 2026 increased to $9.8 million from $9.4 million for the corresponding period in 2025. The increase in 2026 reflects higher professional and consulting costs.

Net Loss: Net loss for the second quarter of 2026 was $31.8 million, or $0.07 per share, as compared to net income of $3.3 million, or $0.01 per share, in the corresponding period in 2025. Net loss for the second quarter of 2026 and net income for the second quarter of 2025 included non-cash, stock-based compensation expense of $3.3 million and $3.2 million, respectively.

Cash, Investments and Restricted Cash: As of June 30, 2026, Lexicon had $190.6 million in cash and investments, as compared to $125.2 million in cash, investments, and restricted cash as of December 31, 2025. The increase in cash and investments reflects net proceeds of $96.2 million from the sale of common and preferred stock in February 2026.

Hercules Capital Loan Facility
In May 2026, Lexicon entered into a $100 million loan facility with Hercules Capital. An initial $55 million tranche was funded at closing and used to repay Lexicon’s previous loan facility with Oxford Finance. The second $20 million tranche is available for draw at Lexicon’s option subject to the achievement of certain clinical, regulatory and financial milestones and specified timing requirements. The third $25 million tranche is available for draw at Lexicon’s option subject to Hercules’ consent and specified timing requirements.

Conference Call and Webcast Information
Lexicon management will hold a live conference call and webcast today at 8:30 am ET / 7:30 am CT to review its financial and operating results and to provide a general business update. A live audio webcast of the call can be accessed by visiting the Events page of the Company’s investor relations website at https://investors.lexpharma.com. Participants who wish to ask a question may join by phone at 800-715-9871 and use passcode 9826247. An archived version of the webcast will be available on the website for 30 days.

About Lexicon Pharmaceuticals
Lexicon is a biopharmaceutical company with a mission of pioneering medicines that transform patients’ lives. Lexicon has a pipeline of drug candidates in discovery, preclinical, and clinical development in neuropathic pain, hypertrophic cardiomyopathy (HCM), obesity and metabolic disorders, and other cardiometabolic indications. For additional information, please visit www.lexpharma.com.

Safe Harbor Statement
This press release contains “forward-looking statements,” including statements relating to Lexicon’s financial position and long-term outlook on its business, including the commercialization of its approved products and the clinical development of regulatory filings for, and potential therapeutic and commercial potential of its other drug candidates. In addition, this press release also contains forward looking statements relating to Lexicon’s growth and future operating results, discovery, development and commercialization of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including Lexicon’s ability to meet its capital requirements, successfully commercialize its approved products, successfully conduct preclinical and clinical development and obtain necessary regulatory approvals of its other drug candidates on its anticipated timelines, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its approved products and other drug candidates. Any of these risks, uncertainties and other factors may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2025, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2026	2025	2026	2025
	(Unaudited)		(Unaudited)
Revenues:
Net product revenue	$680	$1,322	$1,770	$2,584
Licensing and milestone revenue	—	27,544	20,000	27,544
Royalties and other revenue	12	—	24	—
Total revenues	692	28,866	21,794	30,128
Operating expenses:
Cost of sales	39	33	147	63
Research and development, including stock-based
compensation of $1,384, $1,620, $2,753 and $3,194, respectively	17,443	15,747	30,199	31,050
Selling, general and administrative, including stock-based
compensation of $1,952, $1,575, $3,661 and $3,044, respectively	9,750	9,350	18,984	20,958
Total operating expenses.	27,232	25,130	49,330	52,071
Income (loss) from operations	(26,540)	3,736	(27,536)	(21,943)
Interest and other expense	(2,609)	(2,318)	(4,199)	(4,153)
Interest and other income	1,723	1,834	3,266	4,053
Loss on early extinguishment of debt	$(4,349)	$—	$(4,349)	$—
Net income (loss)	$(31,775)	$3,252	$(32,818)	$(22,043)

Net income (loss) per common share, basic	$(0.07)	$0.01	$(0.08)	$(0.06)
Net income (loss) per common share, diluted	$(0.07)	$0.01	$(0.08)	$(0.06)

Weighted average common shares outstanding, basic	437,653	363,294	419,050	362,687

Weighted average common shares outstanding, diluted	437,653	363,570	419,050	362,687

	As of	As of
Consolidated Balance Sheet Data	June 30, 2026	December 31, 2025
(In thousands)
Cash and investments	$190,610	$96,230
Restricted cash	—	29,000
Property and equipment, net	1,651	1,863
Goodwill	44,543	44,543
Total assets	250,060	184,987
Current portion of long-term debt	—	4,595
Long-term debt, net	51,437	49,408
Accumulated deficit	(2,050,401)	(2,017,583)
Total stockholders' equity	174,525	107,538

For Media Inquiries:
Dave Belian
Lexicon Pharmaceuticals, Inc.
lexinvest@lexpharma.com

For Investor Inquiries:
Lisa DeFrancesco
Lexicon Pharmaceuticals, Inc.
lexinvest@lexpharma.com